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                                                                    EXHIBIT 99.1

NEWS RELEASE                                     GENERAL GROWTH PROPERTIES, INC.

                                                          110 North Wacker Drive
                                                               Chicago, IL 60606
                                                                  (312) 960-5000
                                                              FAX (312) 960-5475

FOR IMMEDIATE RELEASE

                                                         CONTACT: John Bucksbaum
                                                                  (312) 960-5005
                                                                 Bernie Freibaum
                                                                  (312) 960-5252

                    GENERAL GROWTH PROPERTIES, INC. ANNOUNCES
                 AGREEMENT TO ACQUIRE THE GRAND CANAL SHOPPES AT
                 THE VENETIAN CASINO RESORT IN LAS VEGAS, NEVADA

CHICAGO, ILLINOIS, APRIL 12, 2004 - General Growth Properties, Inc. (NYSE: GGP) announced an agreement to acquire a 100% interest in The Grand Canal Shoppes at The Venetian Casino Resort in Las Vegas, Nevada. Upon completion, General Growth will also acquire the multi-level retail space that will be part of The Palazzo (the working title of The Venetian's Phase II property), a new 3,000 room hotel/casino that will be connected to the existing Venetian and the Sands Expo and Convention Center facilities. The agreement to acquire The Grand Canal Shoppes is subject to the satisfaction of customary closing conditions. The aggregate consideration for The Grand Canal Shoppes will be approximately $766 million.

The acquisition will be funded by a combination of new five-year non-recourse fixed rate mortgage debt and a new five-year fixed rate unsecured term loan. The transaction is expected to close on or before May 17, 2004. The Palazzo is currently expected to be completed by late 2006. The minimum purchase price for the Phase II retail space will be $250 million, payable to the seller upon grand opening. The price is subject to possible upward adjustments based upon the actual square footage built and the actual net operating income achieved during the 30 months after opening.

"The Grand Canal Shoppes is one of the premier shopping and tourist destinations in the world. Current annualized sales are approximately $900 per square foot. The retail space benefits from the highly successful amenities of this Las Vegas landmark including the 1.2 million square foot Sands Expo and Convention Center," said John Bucksbaum, chief executive officer, General Growth Properties. "This exciting shopping and dining venue, along with the future retail space in The Palazzo lets GGP further extend our retail expertise in America's fastest growing city."

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PAGE TWO/APRIL 12, 2004

The Grand Canal Shoppes, a class A+ retail mall situated within The Venetian Casino Resort on Las Vegas Boulevard, opened in 1999. The Grand Canal Shoppes is comprised of three major components:

     (a) 407,077 square feet of Gross Leasable Area located on two levels and situated within the Venetian complex; and

     (b) A three-story, 38,074 square foot retail annex with direct retail frontage onto the heavily trafficked Las Vegas Boulevard; and

     (c)  Grand Lux Cafe on the hotel/casino level

The main level of the Shoppes is noteworthy for its high-end finish and Renaissance-Venice streetscape motif. Decorative features include a painted vaulted ceiling, cobblestone floor tiling, "plazza"-style retail store groupings, and arched bridges over a winding quarter- mile long Venetian-themed indoor water canal running the length of the main corridor. Restaurants in The Grand Canal Shoppes include Wolfgang Puck's Postrio, the Il Fornaio-sponsored Canaletto, Taqueria Canonita and Zefferino. High-end retail offerings include Amen Wardy, Canyon Ranch Living Essentials, Kenneth Cole, Jimmy Choo, Mikimoto, Movado, Burberry, St. John Sport, Pal Zileri and Dooney and Bourke.

The first level of the Retail Annex, occupied by Sephora, is located on the street level with 88 linear feet of frontage on Las Vegas Boulevard. The second and third levels of the Retail Annex, occupied by Madame Tussaud's Wax Museum are connected to the Mall via a pedestrian bridge and moving sidewalks.

Located adjacent to the Venetian's Casino, Grand Lux Cafe is a new concept from the creators of The Cheesecake Factory offering unique, casual, global cuisine in an elegant yet relaxed atmosphere. The architecture and decor of Grand Lux Cafe was inspired by the look and feel of classic Venetian cafes. Grand Lux Cafe at the Venetian has established itself as one of the country's most successful dining establishments.

Across from the Venetian on the west side of The Strip sits the 2,900 room Treasure Island Hotel and Casino featuring the new Sirens of TI outdoor water spectacle; and the 3,049 room Mirage with its Polynesian gardens and successful Danny Gans Theater show. These two hotels and the addition of The Palazzo in 2006 following immediately upon the completion of the 2,700 room Wynn Las Vegas in 2005 will define the corner of Las Vegas Boulevard and Sands Avenue as the "New Center" of The Strip.

General Growth Properties is the country's second largest shopping center owner, developer and manager and the nations third largest publicly traded Real Estate Investment Trust (REIT). General Growth currently has ownership interests in, or management responsibility for, a portfolio of 172 regional shopping malls in 41 states. The company portfolio totals approximately 150 million square feet of retail space and includes over 16,000 retailers nationwide. General Growth Properties is listed on the New York Stock Exchange under the symbol GGP. For more information on General Growth Properties and its portfolio of malls, please visit the company web site at http://www.generalgrowth.com.

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PAGE THREE/APRIL 12, 2004

This release may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical fact are statements that may be deemed forward-looking statements, which are subject to a number of risks, uncertainties and assumptions. Representative examples of these risks, uncertainties and assumptions include (without limitation) general industry and economic conditions, interest rate trends, cost of capital and capital requirements, availability of real estate properties, competition from other companies and venues for the sale/distribution of goods and services, changes in retail rental rates in the company's markets, shifts in customer demands, tenant bankruptcies or store closures, changes in vacancy rates at the company's properties, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes, changes in applicable laws, rules and regulations (including changes in tax laws), the ability to obtain suitable equity and/or debt financing, and the continued availability of financing in the amounts and on the terms necessary to support the company's future business. Readers are referred to the documents filed with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

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